EXHIBIT 99.1

MedAssets Announces Extension of Share Repurchase Plan and Increase to $100 Million

ATLANTA, Feb. 17, 2015 (GLOBE NEWSWIRE) -- MedAssets, Inc. (Nasdaq:MDAS) today announced that its board of directors authorized an extension of the existing share repurchase program to February 29, 2016 and increased the amount available for the repurchase of shares to $100 million, subject to certain criteria under the company's credit agreement and bond indenture. The company has repurchased $42.8 million in common stock under the program.

The share repurchase program is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, accelerated share repurchases, 10b5-1 trading plans, privately negotiated transactions or block trades, or any combination of such methods, in accordance with applicable insider trading and other securities laws and regulations.

"Our Board remains committed to creating shareholder value. We believe the repurchase of shares at current prices is a good use of our free cash flow, and underscores the strength of the company's capital structure and fundamental growth prospects of the business," said Halsey Wise, chairman and chief executive officer, MedAssets. "As we examine the options for allocating capital, debt repayment and the repurchase of our common stock at its current price are attractive uses of funds, even as we continue to invest in our customer service and growth initiatives."

The program does not obligate the company to make any purchases at any specific time or in a specific situation. The program may be suspended or discontinued at any time. As of December 31, 2014, MedAssets had approximately 60.2 million fully diluted shares of common stock outstanding.

About MedAssets

MedAssets (Nasdaq:MDAS) is a healthcare performance improvement company focused on helping providers realize financial and operational gains so that they can sustainably serve the needs of their community. Approximately 4,500 hospitals and 123,000 non-acute healthcare providers currently use the company's evidence-based solutions, best practice processes and analytics to help reduce the total cost of care, enhance operational efficiency, align clinical delivery, and improve revenue performance across the care continuum. For more information, please visit www.medassets.com.

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CONTACT: Robert Borchert
         678.248.8194
         rborchert@medassets.com